UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2012

Nyxio Technologies Corporation

(Exact name of small business issuer as specified in its charter)

Nevada	98-0501477
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2156 NE Broadway, Portland, Oregon 97232
(Address of principal executive offices)

855-436-6996
(Issuer’s telephone number)

_______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Effective October 31, 2012, we issued a total of 100 shares of our newly designated Class B Convertible Preferred Stock to our president and CEO, Giorgio Johnson. This issuance was exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

SECTION 5 – Corporate Governance And Management

Item 5.03 Amendment to Articles of Incorporation or Bylaws

Effective October 31, 2012, our Board of Directors voted to designate a class of preferred stock entitled Class B Convertible Preferred Stock, consisting of up to one hundred (100) shares, par value $0.01. The rights of the holders of Class B Convertible Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State, a copy of which is filed herewith as Exhibit 3.1. Under the Certificate of Designation, holders of Class B Convertible Preferred Stock will participate on an equal basis per-share with holders of our common stock in any distribution upon winding up, dissolution, or liquidation. Holders of Class B Convertible Preferred Stock are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of one million (1,000,000) votes for each share held. Holders of Class B Convertible Preferred Stock are also entitled, at their option, to convert their shares into shares of our common stock on a 1 for 1 basis.

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
3.1	Certificate of Designation

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nyxio Technologies Corporation

/s/ Giorgio Johnson

Giorgio Johnson

Chief Executive Officer

Date: November 5, 2012

3